Exhibit 3.2

BROOKFIELD PROPERTY L.P.

THIRD AMENDMENT TO THE
FOURTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

THIS AMENDMENT (the “Amendment”) to the Fourth Amended and Restated Limited Partnership Agreement of Brookfield Property L.P. (the “Partnership”), dated as of February 20, 2019, as amended by a First Amendment dated as of March 21, 2019, and as amended by a Second Amendment dated as of April 28, 2019 (as amended, the “Agreement”), is made as of the 20th day of August, 2019, by the undersigned.  Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, the General Partner desires to amend the Agreement to create additional series of Class A Limited Partnership Units having the rights and restrictions set out in Part VII of Schedule A to this Amendment;

AND WHEREAS, pursuant to Section 17.1 of the Agreement, subject to compliance with the requirements of the Limited Partnership Act and the Exempted Partnerships Act, the General Partner (pursuant to its power of attorney from the Limited Partners), without the approval of any Limited Partner, may amend any provision of the Agreement to reflect certain changes, including, as provided for in Section 17.1.6 of the Agreement, an amendment that the Managing General Partner determines in its sole discretion to be necessary or appropriate for the creation, authorization or issuance of any class or series of Partnership Interests;

AND WHEREAS, the Managing General Partner desires to amend the Agreement as set out herein;

NOW THEREFORE,

1.                                      Amendment to Article 1

Section 1.1.4 is hereby deleted in its entirety and replaced with the following:

“Agreement” means this Fourth Amended and Restated Limited Partnership Agreement of the Partnership, as amended by the First Amendment to the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated as of March 21, 2019, as amended by the Second Amendment to the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated as of April 28, 2019 and as amended by the Third Amendment to the Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated as of August 20, 2019.

2.                                      Schedule A of the Agreement is hereby amended by adding Part VII of Schedule A to this Amendment as Part VII of Schedule A of the Agreement.

3.                                      This amendment shall be effective upon the date first written above.

4.                                      This amendment shall be governed by and construed in accordance with the laws of Bermuda.

5.                                      Except as modified herein, all terms and conditions of the Agreement shall remain in full force and effect.

6.                                      This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall be construed together as one agreement.

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2

IN WITNESS WHEREOF, the Managing General Partner has executed this Amendment as of the date first above written.

MANAGING GENERAL PARTNER: BROOKFIELD PROPERTY PARTNERS L.P., by its general partner, BROOKFIELD PROPERTY PARTNERS LIMITED

By:	/s/ Jane Sheere
	Name:	Jane Sheere
	Title:	Secretary

[Third Amendment to Fourth LPA]

PART VII

BROOKFIELD PROPERTY L.P. (the “Partnership”)

Number and Designation of and Rights, Privileges, Restrictions and Conditions
Attaching to the Class A Cumulative Redeemable Perpetual Units, Series 6

The sixth series of Class A Preferred Units of the Partnership shall consist of preferred limited partnership interests designated as Class A Cumulative Redeemable Perpetual Units, Series 6 (the “Series 6 Units”) and, in addition to the rights, privileges, restrictions and conditions attaching to the Class A Preferred Units as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

1.                                      Definitions

For the purposes hereof, the following capitalized terms shall have the following meanings, unless the context otherwise requires:

“Arrears” means, with respect to the Series 6 Distributions, the full cumulative Series 6 Distributions through the most recent Series 6 Distribution Payment Date that have not been paid on all Outstanding Series 6 Units.

“Assignee” means a Person to whom one or more Partnership Interests have been transferred in a manner permitted under this Agreement.

“BPY Series 2 Additional Amounts” means “Additional Amounts” as defined in the BPY Partnership Agreement.

“BPY Series 2 Change of Control Triggering Event” means a “Change of Control Triggering Event” as defined in the BPY Partnership Agreement.

“BPY Series 2 Delisting Brookfield Transaction Triggering Event” means a “Delisting Brookfield Transaction Triggering Event” as defined in the BPY Partnership Agreement.

“BPY General Partner” means Brookfield Property Partners Limited.

“BPY Series 2 Rating Event” means a “Series 2 Rating Event” as defined in the BPY Partnership Agreement.

“BPY Series 2 Units” means the Managing General Partner’s Class A Cumulative Redeemable Perpetual Units, Series 2.

“BPY Series 2 Successor Entity” means a “Successor Entity” as defined in the BPY Partnership Agreement.

“Series 6 Distribution Payment Date” means the last day of each of March, June, September and December of each year; provided however, that if any Series 6 Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series 6

Distribution Payment Date shall instead be on the immediately succeeding Business Day without the accumulation of additional distributions; provided further, that the Series 6 Distribution Payment Date for the initial Series 6 Distribution Period shall be December 31, 2019.

“Series 6 Distribution Period” means a period of time from and including the preceding Series 6 Distribution Payment Date to, but excluding, the next Series 6 Distribution Payment Date for such Series 6 Distribution Period (other than the initial Series 6 Distribution Period, which means a period of time from and including the Series 6 Original Issue Date to, but excluding, December 31, 2019).

“Series 6 Distribution Rate” means an annual rate equal to 6.375% of the Series 6 Liquidation Preference, subject to adjustment from time to time as set forth in Section 2(B)(b)(ii) to this Part VII of Schedule A.

“Series 6 Distribution Record Date” has the meaning given to such term in Section 2(B)(b)(iii) to this Part VII of Schedule A.

“Series 6 Distributions” means distributions with respect to Series 6 Units pursuant to Section 2(B)(b) to this Part VII of Schedule A.

“Series 6 Holder” means a Record Holder of Series 6 Units.

“Series 6 Liquidation Preference” means a liquidation preference for each Series 6 Unit equal to $25.00 per unit (subject to adjustment for any splits, combinations or similar adjustments to the Series 6 Units).

“Series 6 Original Issue Date” means August 20, 2019.

“Series 6 Units” has the meaning given to such term in the preamble to this Part VII of Schedule A.

“Series 6 Redemption Date” has the meaning given such term in Section 2(B)(d)(i) to this Part VII of Schedule A.

“Series 6 Redemption Price” has the meaning given such term in Section 2(B)(d)(i) to this Part VII of Schedule A.

2.              Terms of Series 6 Units.

A.            General. Each Series 6 Unit shall be identical in all respects to every other Series 6 Unit, except as to the respective dates from which the Series 6 Liquidation Preference shall increase or from which Series 6 Distributions may begin accruing, to the extent such dates may differ. The Series 6 Units represent perpetual interests in the Partnership and shall not give rise to a claim by the Partnership or a Series 6 Holder for conversion or, except as set forth in Section 2(B)(d) to this Part VII of Schedule A, redemption thereof at a particular date.

B.            Rights of Series 6 Units. The Series 6 Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

a.              Series 6 Units.

i.                  The authorized number of Series 6 Units shall be unlimited. Series 6 Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

ii.               The Series 6 Units shall be represented by one or more Certificates (or in book entry) on the books and records of the Partnership in the name of the Series 6 Holder.

b.              Distributions.

i.                  Distributions on each Outstanding Series 6 Unit shall be cumulative and shall accumulate at the applicable Series 6 Distribution Rate from and including the Series 6 Original Issue Date (or, for any subsequently issued and newly Outstanding Series 6 Units, from and including the Series 6 Distribution Payment Date immediately preceding the issue date of such Series 6 Units) until such time as the Partnership pays the Series 6 Distribution or redeems such Series 6 Unit in accordance with Section 2(B)(d) to this Part VII of Schedule A, whether or not such Series 6 Distributions shall have been declared. Series 6 Holders shall be entitled to receive Series 6 Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series 6 Distribution Rate per Series 6 Unit when, as, and, if declared by the Managing General Partner. Series 6 Distributions, to the extent declared by the Managing General Partner to be paid by the Partnership in accordance with this Section 2(B)(b) to this Part VII of Schedule A, shall be paid, in Arrears, on each Series 6 Distribution Payment Date. Series 6 Distributions shall accumulate in each Series 6 Distribution Period, provided that distributions shall accrue on accumulated but unpaid Series 6 Distributions at the Series 6 Distribution Rate. If any Series 6 Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series 6 Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. Series 6 Distributions shall be payable based on a 360-day year consisting of twelve 30 day months. All Series 6 Distributions that are (1) accumulated and unpaid or (2) payable by the Partnership pursuant to this Section 2(B)(b) or 2(B)(e) to this Part VII of Schedule A shall be payable without regard to the income of the Partnership and shall be treated for U.S. federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code, including for the purpose of determining Net Income and Net Loss and otherwise maintaining Capital Accounts, unless there is a change in Tax law or administrative practice that requires treatment other than as guaranteed payments for U.S. federal income tax purposes, as determined in the sole discretion of the Managing General Partner. For U.S. federal income tax purposes, the deduction attributable to any amount treated as a guaranteed payment shall be specially allocated to the Partners in a manner determined by the Managing General Partner in its sole discretion that is not inconsistent with the applicable provisions of the Code and Treasury Regulations. Such guaranteed payments with respect to any Series 6 Distribution Period shall be for the account of the Series 6 Holders as of the applicable Series 6 Distribution Record Date, or as otherwise reasonably determined by the Managing General Partner.

ii.               If the distribution rate per annum on the BPY Series 2 Units issued by BPY shall increase or decrease pursuant to Section 2(B)(b)(ii) of Part III of Schedule A of the BPY Partnership Agreement, then the Series 6 Distribution Rate shall increase or decrease, as applicable, by the same amount beginning on the same date as the BPY Series 2 Units.

iii.            Not later than 5:00 p.m., New York City time, on each Series 6 Distribution Payment Date, the Partnership shall pay those Series 6 Distributions, if any, that shall have been declared by the Managing General Partner to Series 6 Holders on the Record Date for the applicable Series 6 Distribution. The Record Date (the “Series 6 Distribution Record Date”) for the payment of any Series 6 Distributions shall be the first Business Day of the month of the applicable Series 6 Distribution Payment Date, except that in the case of payments of Series 6 Distributions in Arrears, the Series 6 Distribution Record Date with respect to a Series 6 Distribution Payment Date shall be such date as may be designated by the Managing General Partner in accordance with this Section 2 to this Part VII of Schedule A. So long as any Series 6 Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Junior Securities (other than a distribution payable solely in Junior Securities) unless full cumulative Series 6 Distributions have been or contemporaneously are being paid or set apart for payment on all Outstanding Series 6 Units and any Parity Securities through the most recent respective distribution payment dates; provided, however, notwithstanding anything to the contrary in this Section 2(B)(b)(iii) to this Part VII of Schedule A, if a distribution period with respect to a class of Junior Securities or Parity Securities is shorter than the Series 6 Distribution Period, the Managing General Partner may declare and pay regular distributions with respect to such Junior Securities or Parity Securities, so long as, at the time of declaration of such distribution, (i) there are no Series 6 Distributions in Arrears, and (ii) the Managing General Partner expects to have sufficient funds to pay the full distribution in respect of the Series 6 Units on the next successive Series 6 Distribution Payment Date. Accumulated Series 6 Distributions in Arrears for any past Series 6 Distribution Period may be declared by the Managing General Partner and paid on any date fixed by the Managing General Partner, whether or not a Series 6 Distribution Payment Date, to Series 6 Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series 6 Distributions in Arrears on all Outstanding Series 6 Units and all accumulated distributions in arrears on any Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series 6 Units and accumulated distributions in arrears on any such Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series 6 Units and any other Parity Securities are paid, any partial payment shall be made pro rata with respect to the Series 6 Units and any such other Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series 6 Units and such other Parity Securities, if any, at such time and apportioned equally among them in accordance with the relative amount to be paid or allocated to each group. Subject to Sections 16.3 of this Agreement and Section 2(B)(f) to this Part VII of Schedule A, Series 6 Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Interests, in excess of full cumulative Series 6 Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series 6 Distributions as described in Section 2(B)(b)(i) to this Part VII of Schedule A, no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series 6 Units. Declared Series 6 Distributions shall be paid to the Series 6 Holders in same-day funds on each Series 6 Distribution Payment Date or other distribution payment date in the case of payments for Series 6 Distributions in Arrears.

c.               Voting Rights.

i.                  Notwithstanding anything to the contrary in this Agreement, the Series 6 Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 4.4 to this Agreement and Section 6 of Part I of Schedule A to this Agreement, this Section 2(B)(c) to this Part VII of Schedule A or as otherwise required by Bermuda Law.

ii.               The rights, privileges, restrictions and conditions attached to the Series 6 Units may be added to, changed or removed but only with the approval of the holders of a majority of the Outstanding Series 6 Units, given as hereinafter specified.

iii.            The approval of the holders of the Series 6 Units as a series in respect of any matter requiring the consent of the holders of the Series 6 Units as a series may be given in such manner as may then be required by Law, subject to a minimum requirement that such approval be passed by the requisite affirmative vote of the votes cast at a meeting of the holders of Series 6 Units as a series duly called and held for that purpose in accordance with Article 17 of this Agreement or given by resolution signed by holders of Series 6 Units as a series in accordance with Article 17 of this Agreement.

iv.           Each Series 6 Unit shall entitle the holder thereof to one vote for the purposes of any approval at a meeting of the holders of the Series 6 Units or by written consent.

d.              Optional Redemption.

i.                  The Partnership shall have the right to redeem the Series 6 Units (i) at any time, and from time to time, on or after September 30, 2024, in whole or in part, (ii) prior to September 30, 2024, if BPY redeems the BPY Series 2 Units pursuant to a BPY Series 2 Rating Event, in whole but not in part, (iii) at any time if BPY redeems the BPY Series 2 Units following a BPY Series 2 Change of Control Triggering Event, in whole but not in part, (iv) at any time if BPY redeems the BPY Series 2 Units following a BPY Series 2 Delisting Brookfield Transaction Triggering Event, in whole but not in part, or (v) if BPY redeems the BPY Series 2 Units following a BPY Series 2 Change in Tax Law where, in BPY’s reasonable determination, a substantial probability that BPY or any BPY Series 2 Successor Entity would become obligated to pay any BPY Series 2 Additional Amounts on the next succeeding distribution payment date with respect to the BPY Series 2 Units and the payment of those BPY Series 2 Additional Amounts cannot be avoided by the use of any reasonable measures available to BPY or any BPY Series 2 Successor Entity, in whole but not in part, using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the Managing General Partner (the “Series 6 Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series 6 Unit to be redeemed equal to 100% (in the case of a redemption described in clauses (i), (iii), (iv) and (v) of this Section 2(B)(d)(i) to this Part VII of Schedule A), or 102% (in the case of a redemption described in clause (ii) of this Section 2(B)(d)(i) to this Part VII of Schedule A), of the Series 6 Liquidation Preference for such Series 6 Unit on such Series 6 Redemption Date plus an amount equal to all unpaid Series 6 Distributions thereon from the Series 6 Original Issue Date to, but excluding, the Series 6 Redemption Date (whether or not such distributions shall have been declared) (the “Series 6 Redemption Price”). The Series 6 Redemption Price shall be paid by the Partnership to the Series 6 Holders on the Series 6 Redemption Date.

ii.               The Partnership shall give notice of any redemption not less than 30 days and not more than 60 days before the scheduled Series 6 Redemption Date to the Series 6 Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series 6 Units to be redeemed as such Series 6 Holders’ names appear on the books of the Partnership and at the address of such Series 6 Holders shown therein.

iii.            If the Partnership elects to redeem less than all of the Outstanding Series 6 Units in the event of an optional redemption on or after September 30, 2024, the number of Series 6 Units to be redeemed shall be determined by the Managing General Partner, and such Series 6 Units shall be redeemed by such method of selection as the Managing General Partner shall determine, either apportioned equally among all Series 6 Holders in accordance with the relative number or percentage of Series 6 Units held by each such Series 6 Holder or by lot, with adjustments to avoid redemption of fractional Series 6 Units. The aggregate Series 6 Redemption Price for any such partial redemption of the Outstanding Series 6 Units shall be allocated correspondingly among the redeemed Series 6 Units. The Series 6 Units not redeemed shall remain Outstanding and entitled to all the rights, preferences and duties provided in this Section 2 to this Part VII of Schedule A.

iv.           No later than 10:00 a.m. New York City time on the Series 6 Redemption Date, the Partnership shall pay or cause to be paid to the Series 6 Holders immediately available funds sufficient to pay the Series 6 Redemption Price to each Series 6 Holder whose Series 6 Units are to be redeemed upon surrender or deemed surrender of the Certificates (or book entry position) therefor.

v.              Any Series 6 Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series 6 Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Partnership, the Partnership shall issue and deliver to the Series 6 Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series 6 Units represented by the surrendered Certificate that have not been called for redemption.

vi.           Notwithstanding anything to the contrary in this Section 2 to this Part VII of Schedule A, in the event that full cumulative distributions on the Series 6 Units and any Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series 6 Units or Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series 6 Holders and holders of any Parity Securities. So long as any Series 6 Units are Outstanding, except out of the net cash proceeds of a substantially concurrent issue of Junior Securities, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Junior Securities unless full cumulative distributions on the Series 6 Units and any Parity Securities for all prior and the then-ending Series 6 Distribution Periods, with respect to the Series 6 Units, and all prior and then ending distribution periods, with respect to any such Parity Securities, shall have been paid or declared and set aside for payment.

e.                                       Payment of Additional Amounts. If BPY shall be required, pursuant to Section 2(B)(e) of Part III of Schedule A of the BPY Partnership Agreement to pay additional amounts to holders of the BPY Series 2 Units, the Partnership shall pay to the Series 6 Holders such additional amounts as distributions on the Series 6 Units as may be necessary such that the additional amounts paid as distributions by the Partnership shall equal the additional amounts paid by BPY pursuant to 2(B)(e) of Part III of Schedule A of the BPY Partnership Agreement.

f.                                        Liquidation Rights. In the event of the liquidation, dissolution or winding-up of the Partnership, whether voluntary or involuntary, unless the Partnership is continued under the election to reconstitute and continue the Partnership pursuant to Section 16.2 of this Agreement, the Series 6 Holders shall be entitled to receive the Series 6 Liquidation Preference per Series 6 Unit held by them, together with all accrued (whether or not declared) and unpaid Series 6 Distributions up to but excluding the date of payment or distribution (less any tax required to be deducted and withheld by the Partnership), before any amounts shall be paid or any assets of the

Partnership distributed to the holders of any Junior Securities. Upon payment of such amounts, the Series 6 Holders shall not be entitled to share in any further distribution of the assets of the Partnership.

g.                                       No Sinking Fund. The Series 6 Units shall not have the benefit of any sinking fund.

h.                                      Record Holders. To the fullest extent permitted by applicable law, the Managing General Partner and the Partnership may deem and treat any Series 6 Holder as the true, lawful, and absolute owner of the applicable Series 6 Units for all purposes, and neither the Managing General Partner nor the Partnership shall be affected by any notice to the contrary, except as otherwise provided by law.

i.                                          Other Rights; Fiduciary Duties. The Series 6 Units and the Series 6 Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the Managing General Partner nor any other Indemnified Party shall owe any duties, including fiduciary duties, or have any liabilities to Series 6 Holders, other than the Managing General Partner’s duty to act at all times in good faith.